Exhibit 99.1

Contact:
Alexander G. Babey, President and Chief Executive Officer
Erica B. Schmidt, Executive Vice President and Chief Financial Officer
Mid-Southern Bancorp, Inc.
812-883-2639

MID-SOUTHERN BANCORP, INC.
REPORTS RESULTS OF OPERATIONS FOR THE THIRD QUARTER OF 2019

Salem, Indiana—October 22, 2019.  Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ: MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported  net income for the third quarter ended September 30, 2019 of $105,000 or $0.03 per diluted share compared to $276,000 or $0.08 per diluted share for the same period in 2018.  For the nine months ended September 30, 2019, the Company reported net income of $764,000 or $0.23 per diluted share compared to net income of $893,000 or $0.26 per diluted share for the same period in 2018.

On July 11, 2018, the Company completed the “second-step” conversion of Mid-Southern, M.H.C. and the Company’s related stock offering with the issuance of 2,559,871 shares of common stock at a price of $10.00 per share for net proceeds of approximately $24.6 million. The shares began trading on the Nasdaq Capital Market on Thursday, July 12, 2018, under the ticker symbol “MSVB.” Accordingly, the reported results and financial information for periods ending prior to September 30, 2018 relate solely to the Bank.

Income Statement Review

Net interest income after provision for loan losses increased $42,000, or 2.5%, for the quarter ended September 30, 2019 to $1.8 million as compared to $1.7 million for the quarter ended September 30, 2018. Total interest income increased $129,000, or 6.8%, when comparing the two periods, primarily due to an increase in both the average balance of and yield earned on interest-earning assets.  The average balance of interest-earning assets increased to $199.1 million for the quarter ended September 30, 2019 from $197.4 million for the same period in 2018.   The average tax-equivalent yield on interest-earning assets increased to 4.17% for the quarter ended September 30, 2019 from 3.91% for the quarter ended September 30, 2018, primarily due to the higher yield on the investment portfolio.  Total interest expense increased $81,000, or 43.5%, when comparing the two periods due to an increase in the cost of interest-bearing liabilities.  The average cost of interest-bearing liabilities increased to 0.76% for the quarter ended September 30, 2019 from 0.53% for the same period in 2018.  The average balance of interest-bearing liabilities decreased to $140.3 million for the quarter ended September 30, 2019 from $140.5 million for the same period in 2018. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased to 3.41% from 3.38% and the net interest margin increased to 3.64% from 3.53% for the quarters ended September 30, 2019 and 2018, respectively.

Net interest income after provision for loan losses increased $542,000, or 11.4%, for the nine months ended September 30, 2019 compared to the same period in 2018.  Total interest income increased $664,000, or 12.5%, when comparing the two periods, due to an increase in both the average balance of and yield earned on interest-earning assets.  The average balance of interest-earning assets increased to $193.3 million for the nine months ended September 30, 2019 compared to $183.2 million for the same period in 2018.   The average tax-equivalent yield on interest-earning assets was 4.22% for the nine months ended September 30, 2019 compared to 3.93% for the same period in 2018. Total interest expense increased $116,000 as the average cost of interest-bearing liabilities increased to 0.66% for the nine months ended September 30, 2019 from 0.51% for the same period in 2018, partially offset by a decrease in the average balance of interest-bearing liabilities to $133.5 million for the nine months ended September 30, 2019 from $140.8 million for the same period in 2018. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased to 3.56% from 3.42% and the net interest margin increased to 3.77% from 3.54% for the nine months ended September 30, 2019 and 2018, respectively.

Non-interest income increased $5,000, or 2.4%, for the quarter ended September 30, 2019 as compared to the same period in 2018.  The increase was primarily due to increased ATM and debit card fee income of $11,000, partially offset by a decrease in deposit account service charges of $5,000.

Non-interest income increased $7,000 for the nine months ended September 30, 2019 as compared to the same period in 2018.  The increase was primarily due to an increase in ATM and debit card fee income of $25,000 and a $7,000 net gain on

Mid-Southern Bancorp, Inc.
October 22, 2019

sale of available for sale securities partially offset by a decrease in deposit account service charges of $20,000 and a $4,000 decrease in other income.

Non-interest expenses increased $299,000 for the quarter ended September 30, 2019 as compared to the same period in 2018.  This increase was primarily due to increases in data processing expense of $195,000, impairment loss on real estate held for sale of $72,000, stockholder meeting expense of $44,000, professional fees of $11,000, occupancy expenses of $5,000 and other expenses of $17,000, partially offset by decreases in compensation and benefits of $28,000, supervisory examination fees of $10,000, and deposit insurance premiums of $6,000, as compared to the same quarter last year. The increase in data processing expense is primarily due to $193,000 of contract termination expenses recognized during the quarter ended September 30, 2019 related to the Bank’s core processing system conversion, which is currently scheduled for the fourth quarter of 2019.  The Bank does not anticipate any additional contract termination and deconversion expenses to be recognized during 2019.  The increase in stockholder meeting expense relates primarily to the special stockholder meeting held in September 2019.

Non-interest expenses increased $790,000 for the nine months ended September 30, 2019 as compared to the same period in 2018, primarily due to increases in data processing expense of $414,000, compensation and benefits of $110,000, professional fees of $113,000, impairment loss on real estate held for sale of $72,000, stockholder meeting expense of $66,000 and other expenses of $58,000 when comparing the two periods.  These increases were partially offset by decreases of $27,000 in occupancy and equipment expense, decreased supervisory examination fees of $11,000, and decreased deposit insurance premiums of $7,000.  The increase in data processing expense is primarily due to $389,000 of contract termination expenses recognized during the nine months ended September 30, 2019 related to the Bank’s core processing system conversion.  The increase in compensation and benefits is primarily due to increased employee healthcare insurance premiums and ESOP compensation expense.  The increase in professional fees relates primarily to increased legal services.

The Company recorded an income tax benefit of $24,000 for the quarter ended September 30, 2019 as compared to an expense of $57,000 for the same period in 2018. Income tax expense for the nine months ended September 30, 2019 was $84,000 compared to $196,000 for the same period in 2018 resulting from a reduction in our effective tax rate to 9.9% for 2019 compared to 18.0% for 2018. The decrease in the effective tax rate is due largely to increased tax-exempt investment income proportionate to overall pre-tax income.

Balance Sheet Review

Total assets as of September 30, 2019 were $209.1 million compared to $200.7 million at December 31, 2018.  Cash and cash equivalents increased $7.2 million, and investment securities increased $4.2 million, both of which were partially offset by a $2.1 million decrease in loans.  Total liabilities, comprised almost entirely of deposits, increased $6.4 million during the nine months ended September 30, 2019.  The increase was due primarily to the borrowing of $10.0 million from the Federal Home Loan Bank of Indianapolis partially offset by a decrease in deposits of $3.5 million.

Credit Quality

Non-performing loans decreased slightly to $1.1 million, or 0.9% of total loans, at September 30, 2019 compared to $1.3 million, or 1.0% of total loans, at December 31, 2018.  At September 30, 2019, $780,000 or 70.9% of nonperforming loans were current on their loan payments. There was no foreclosed real estate owned at either September 30, 2019 or December 31, 2018.

Based on management’s analysis of the allowance for loan losses, the Company recorded a $6,000 provision for loan losses for the three month period ended September 30, 2019, compared to no provision for the same period in 2018.   The Company recognized net charge offs of $6,000 for the quarter ended September 30, 2019 compared to net recoveries of $48,000 for the same period in 2018. The Company recorded a $6,000 provision for loan losses for the nine months ended September 30, 2019, compared to no provision recorded for the same period of 2018.  The Company recognized net loan charge-offs of $22,000 for the nine months ended September 30, 2019 compared to net recoveries of $40,000 for the nine months ended September 30, 2018. At both September 30, 2019 and December 31, 2018, the allowance for loan losses totaled $1.5 million, representing 1.2% of total loans. The allowance for loan losses represented 134.4% of non-performing loans at September 30, 2019, compared to 116.0% at December 31, 2018.

Mid-Southern Bancorp, Inc.
October 22, 2019

Capital

At September 30, 2019, the Bank was considered well-capitalized under applicable federal regulatory capital requirements.

In July 2019, the Company adopted a stock repurchase program, that is being implemented through a 10b5-1 repurchase program, under which the Company may repurchase up to 178,260 shares of its common stock, or approximately 5.0% of the current outstanding shares.  As of September 30, 2019, the Company had repurchased 24,100 shares at an average cost of $12.73 per share with a total cost of $307,000.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include changes to the real estate and economic environment, particularly in the market areas in which the Bank operates; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.
October 22, 2019

MID-SOUTHERN BANCORP, INC.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months End September 30		Nine Months Ended September 30
OPERATING DATA	2019	2018	2019	2018

Total interest income	$2,027	$1,898	$5,978	$5,314
Total interest expense	267	186	658	542
Net interest income	1,760	1,712	5,320	4,772
Provision for loan losses	6	-	6	-
Net interest income after provision for loan losses	1,754	1,712	5,314	4,772
Total non-interest income	215	210	631	624
Total non-interest expense	1,888	1,589	5,097	4,307
Income before income taxes	81	333	848	1,089
Income tax expense (benefit)	(24)	57	84	196
Net income	$105	$276	$764	$893

Net income per common share(1):
Basic	$0.03	$0.08	$0.23	$0.26
Diluted	$0.03	$0.08	$0.23	$0.26

Weighted average common shares outstanding (1):
Basic	3,364,526	3,376,589	3,366,472	3,426,736
Diluted	3,365,925	3,378,348	3,367,881	3,428,445

	September 30	December 31,
BALANCE SHEET INFORMATION	2019	2018

Cash and cash equivalents	$19,878	$12,700
Investment securities	57,475	53,240
Loans, net	124,205	126,293
Interest-earning assets	202,566	193,631
Total assets	209,124	200,662
Deposits	147,656	151,108
Borrowings	10,000	-
Stockholders' equity	50,889	48,843
Book value per share (2)	14.37	13.70
Tangible book value per share (3)	14.37	13.70
Non-performing assets:
Nonaccrual loans	1,107	1,297
Accruing loans past due 90 days or more	-	-
Foreclosed real estate	-	-
Troubled debt restructurings on accrual status	1,391	1,831

Mid-Southern Bancorp, Inc.
October 22, 2019

OTHER FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Performance ratios:	2019	2018	2019	2018

Cash dividends per share (1)	$0.02	$-	$0.06	$-
Return on average assets (annualized)	0.20%	0.54%	0.51%	0.63%
Return on average stockholders' equity (annualized)	0.83%	2.34%	2.05%	3.81%
Net interest margin	3.64%	3.53%	3.77%	3.54%
Interest rate spread	3.41%	3.38%	3.56%	3.42%
Efficiency ratio	95.6%	82.7%	85.6%	79.8%
Average interest-earning assets to average
interest-bearing liabilities	141.9%	140.5%	144.8%	130.1%
Average stockholders' equity to average assets	24.1%	23.0%	24.8%	16.5%
Stockholders' equity to total assets at end of period	24.3%	24.3%	24.3%	24.3%

	September 30	December 31,
Capital ratios:	2019	2018

Total risk-based capital (to risk-weighted assets)	33.4%	31.9%
Tier 1 core capital (to risk-weighted assets)	32.2%	30.7%
Common equity Tier 1 (to risk-weighted assets)	32.2%	30.7%
Tier 1 leverage (to average adjusted total assets)	17.7%	18.0%

	September 30	December 31,
Asset quality ratios:	2019	2018

Allowance for loan losses as a percent of total loans	1.2%	1.2%
Allowance for loan losses as percent of non-performing loans	134.4%	116.0%
Net charge-offs to average outstanding loans during the period	0.0%	0.0%
Non-performing loans as a percent of total loans	0.9%	1.0%
Non-performing assets as a percent of total assets	0.5%	0.6%

(1) - Share and per share amounts for periods prior to the date of completion of the second-step conversion (July 11, 2018) have been restated to give retroactive recognition to the exchange ratio applied in the second-step conversion (2.3462 to one).

(2) -We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(3) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.